[Loeb & Loeb LLP Letterhead]

July 24, 2007

Osteologix, Inc. 425 Market Street Suite 2230 San Francisco, CA 94105

Re:	Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as special counsel to Osteologix, Inc., a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the sale by the selling stockholders listed therein of up to 1,988,631 shares (the “Shares”) of the Company’s common stock, par value $.0001 per share (“Common Stock”) comprised of (i) up to 1,325,754, shares of Common Stock (the “Stock”) and (ii) up to 662,877 shares of Common Stock issuable upon exercise of the Company’s Common Stock Purchase Warrants dated June 4, 2007 (the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and assuming that the full consideration for each share of Common Stock issuable upon the exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, the Shares constituting the Stock have been validly issued and are fully paid and non-assessable and that the Shares to be issued upon exercise of the Options will, when issued, be validly issued fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

July 24, 2007

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
LOEB & LOEB LLP